                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      E.I. du Pont de Nemours and Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                                         DuPont
                                                         1007 Market Street
                                                         Wilmington, DE 19898

[LOGO OF DUPONT                                          Chairman and
 APPEARS HERE]                                           Chief Executive Officer


Annual Meeting-April 28, 1999


March 19, 1999


Dear Stockholder:

You are invited to attend the Company's 1999 Annual Meeting on Wednesday, April 28, 1999, at 10:30 a.m. in The Playhouse Theatre, DuPont Building, Wilmington, Delaware.

The enclosed Notice of Annual Meeting and Proxy Statement describe the various matters to be acted upon during the meeting. In addition, there will be a report on the state of the Company's business and an opportunity for you to express your views on subjects related to the Company's operations.

To make it easier for you to vote your shares, you have the choice of voting by telephone, over the Internet, or by completing and returning the enclosed proxy card. The proxy card describes your voting options in more detail. In any case, you may request a ticket for the meeting. If you need special assistance because of a disability, please contact the DuPont Stockholder Relations Office.

The Annual Meeting gives us an opportunity to review results and discuss the steps the Company is taking to assure a strong performance in the future. We are committed to making DuPont a faster growing, more profitable and less cyclical company that will generate increased shareholder value. We appreciate your ownership of DuPont, and I hope you will be able to join us on April 28.


Sincerely,

/s/ C. O. Holliday, Jr.

C. O. Holliday, Jr.




E.I. du Pont de Nemours and Company            [LOGO   Printed on Recycled Paper
                                                 OF
                                               RECYCLED
                                               APPEARS HERE]

                                                                  March 19, 1999

To the Holders of Common Stock of
   E. I. du Pont de Nemours and Company



                           NOTICE OF ANNUAL MEETING



     The Annual Meeting of Stockholders of E. I. DU PONT DE NEMOURS AND COMPANY will be held on Wednesday, April 28, 1999, at 10:30 a.m. local time, in The Playhouse Theatre in the DuPont Building, 1007 Market Street, Wilmington, Delaware. The meeting will be held to consider and act upon the election of directors, the ratification of independent accountants, stockholder proposals described in the Proxy Statement and such other business as may properly come before the meeting.

     Holders of record of DuPont Common Stock at the close of business on March 8, 1999, are entitled to vote at the meeting.

     This notice and the accompanying proxy materials are sent to you by order of the Board of Directors.


                                                    Louise B. Lancaster
                                                        Secretary




IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY TELEPHONE OR INTERNET OR COMPLETE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

IF YOU WOULD LIKE TO RECEIVE YOUR PROXY MATERIALS ELECTRONICALLY NEXT YEAR, VISIT OUR INTERNET WEB SITE AT http://www.vote-by-net.com/signup/dupont. IF YOU HOLD SHARES IN A BROKERAGE ACCOUNT, CONTACT YOUR BROKER TO REQUEST ELECTRONIC DELIVERY.

                                PROXY STATEMENT

                                                                  March 19, 1999

     The enclosed proxy is being solicited by order of the Board of Directors of
E. I. du Pont de Nemours and Company for use in connection with the Annual Meeting of Stockholders to be held April 28, 1999.

     The record date with respect to this solicitation is March 8, 1999. All holders of record of DuPont Common Stock as of the close of business on that date are entitled to vote at the meeting. As of that date the Company had 1,139,514,154 shares of common stock outstanding. Each share of stock is entitled to one vote. A favorable vote of a majority of the shares of common stock voted in person or by proxy at the meeting is required for the approval of each of the proposals described in this Proxy Statement. Abstentions and broker non-votes are not counted in the calculation of the vote. A proxy may be revoked by the stockholder at any time prior to its being voted. If a proxy is properly executed and is not revoked by the stockholder, the shares it represents will be voted at the meeting in accordance with the instructions of the stockholder. If the proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board of Directors. In lieu of returning signed proxy cards, holders of record can properly execute proxies by calling a specially designated telephone number or by visiting the proxy voting Internet web site as described on the enclosed proxy card.

     The proxy also serves as the voting instruction for the trustees who hold shares of record for participants in the DuPont Savings and Investment Plan, the Conoco Thrift Plan, the Investment Plan for Salaried Employees of Consolidation Coal Company and the Conoco Employee Stock Ownership Plan. If proxies representing shares in the employee savings plans listed above are not received by mail, telephone, or Internet those shares will be voted at the discretion of a trustee. Shares in the Conoco Employee Stock Ownership Plan cannot be voted unless the Plan participant signs and returns the proxy card or votes by telephone or Internet.

     The Company's Annual Report to Stockholders, containing financial statements reflecting the financial position and results of the operations of the Company for 1998, and this Proxy Statement were distributed together beginning March 19, 1999.


                              General Information

Proxy Statement Proposals. Each year the Board of Directors submits to the stockholders at the annual meeting its nominations for election of directors. In addition, the Bylaws of the Company require that the selection of independent accountants by the Audit Committee of the Board of Directors be submitted for stockholder ratification at each annual meeting. Other proposals may be submitted by the Board of Directors or stockholders for inclusion in the proxy statement for action at the annual meeting. Any proposal submitted by a stockholder for inclusion in the 2000 Annual Meeting Proxy Statement must be received by the Company no later than November 20, 1999.

Stockholder Nominations for Election of Directors. The Corporate Governance Committee recommends to the Board of Directors nominees for election as directors at the annual meeting. In making such recommendations, the Corporate Governance Committee will consider nominations submitted by stockholders. Any such nominations must be made by stockholders of record and received by the Secretary of the Company by the first Monday in December. Nominations must be accompanied by a statement of the nominee indicating willingness to serve if elected and disclosing principal occupations or employments held over the past five years.

Proxy Committee. The Proxy Committee is composed of directors of the Company who vote as instructed the shares of DuPont Common Stock for which they receive proxies. Proxies also confer upon the Proxy Committee discretionary authority to vote the shares on any matter which was not known to the Board of Directors a reasonable time before solicitation of proxies, but which is properly presented for action at the meeting.

Proxy Solicitation. All costs relating to the solicitation of proxies will be borne by the Company. Morrow & Co. has been retained by the Company to aid in the solicitation of proxies, at an estimated cost of $13,500 plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees of the Company personally, by mail, or by telephone, facsimile transmission or other electronic means. On request, the Company will pay brokers and other persons holding shares of stock in their names or in those of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

Secrecy in Voting. As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidential by the Company. Such documents are available for examination only by the independent tabulation agents, the independent inspectors of election and certain employees associated with tabulation of the vote. The identity of the vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.


                             The Board of Directors


Operation and Meetings. The Board of Directors is responsible for broad corporate policy and the overall performance of the Company. Members of the Board are kept informed of the Company's business by various documents sent to them before each meeting and oral reports made to them during these meetings by the Chairman and Chief Executive Officer and other corporate executives. They are advised of actions taken by the Audit, Compensation, Corporate Governance, Environmental Policy and Strategic Direction Committees and the Office of the Chief Executive. In addition, the directors receive written reports from the businesses when they propose actions for Board approval. Directors have access to all books, records and reports, and members of management are available at all times to answer their questions.

     In 1998 six regular meetings and three special meetings of the Board of Directors were held. All current directors except S.I. Weill attended at least 75% of the total Board and committee meetings held in 1998, and attendance averaged 95%. Mr. Weill attended all regular and special Board meetings except in December when he was unable to attend due to a commitment which predated his election to the Board in August. Directors fulfill their responsibilities not only by attending Board and committee meetings but also through communication with the Chairman and Chief Executive Officer and other members of management relative to matters of mutual interest and concern to the Company.

Retirement Policy. The Company's retirement policy for directors provides that no director may stand for reelection to the Board after reaching age 70. All employee directors retire from the Board when they retire from employment with the Company with the exception of former Chief Executive Officers. The Board at its discretion may in unusual circumstances, and for a limited period, ask a Board member to stand for reelection after the prescribed retirement date.

Compensation. Members of the Board who are employees of DuPont or any of its subsidiaries are not compensated for service on the Board or on committees. All nonemployee directors receive an annual retainer fee of $35,000 for service on the Board. Nonemployee directors receive annual compensation for committee service as follows: (a) committee chairs receive $15,000, (b) members of the Strategic Direction Committee receive $9,000 and (c) members of the other Board committees receive $6,000. Nonemployee directors also receive an annual grant of 700 shares of DuPont Common Stock. E. S. Woolard, Jr. received $100,000 as a fee for services in connection with his role in the formation of the Conoco Inc. board.

     Under the terms of the DuPont Stock Accumulation and Deferred Compensation Plan for Directors, any director may defer all or part of the payment of Board and committee fees in the form of cash or stock units until a specified year, until ceasing to be a director of the Company or until death. Annual stock grants may also be deferred but only as stock units. Interest equivalents accrue on payments deferred in the form of cash and dividend equivalents accrue on payments deferred in the form of stock units. For 1999, six directors have elected to defer payment of directors' fees or the annual stock grant. In 1998 the Company eliminated its retirement income plan for nonemployee directors. Nonemployee directors who began service on the Board prior to the plan's elimination will continue to be eligible to receive benefits under the plan provided they have served as a director for at least five years and have not qualified for an immediate or deferred pension benefit from the Company or any of its subsidiaries. The annual benefits payable under the plan are equal to one-half of the annual Board retainer (exclusive of any committee compensation and annual stock grants) in effect on the date of the director's retirement. Benefits are available for the lesser of life or 10 years.

     The Directors' Charitable Gift Plan was established to improve the competitiveness of Board compensation. After a director's death, the Company will donate five consecutive annual installments up to $200,000 each to tax-exempt educational institutions or charitable organizations recommended by the director and approved by the Company. A director will be fully vested in the Plan upon completion of five years of service as a director or upon death or disability. The Plan is unfunded. The Company may fund the Plan through, among other vehicles, the purchase of life insurance policies on the lives of directors, and the Company would own and be the beneficiary of the policies. Directors derive no personal financial or tax benefit from the Plan because the charitable, tax deductible donations and insurance proceeds, if any, accrue solely to the benefit of the Company. Employee directors may participate in the Plan provided they bear their allocable cost. The Company also maintains accidental death, dismemberment and disability insurance on nonemployee directors in the amount of $300,000.

Office of the Chief Executive. The Office of the Chief Executive has responsibility for the overall direction and operations of all the businesses of the Company, including corporate financial performance, environmental leadership and safety, and development of global talent. All three members are employees and one is a director. Its members include the Chairman and Chief Executive Officer, the Executive Vice President and the Senior Vice President-DuPont Finance. The Office of the Chief Executive works in close coordination with the executive officers of the Company.

Strategic Direction Committee. The Strategic Direction Committee, which consists of four directors, is responsible for reviewing the strategic direction of the Company's major business segments. The Committee also reviews significant trends in technology and their anticipated impact on the Company. During 1998, the Strategic Direction Committee held five meetings.

Environmental Policy Committee. The Environmental Policy Committee, which consists of four directors is responsible for reviewing the Company's environmental policies and practices. The Committee also provides support for the Company's leadership role in corporate environmentalism. The Environmental Policy Committee held three meetings in 1998.

Audit Committee. The Audit Committee, which consists of five directors, employs independent accountants, subject to stockholder ratification, to audit the Company's financial statements and perform other assigned duties. The Committee also requests the Company's subsidiaries to engage independent accountants, as the Committee deems appropriate, to audit their respective financial statements. Further, the Committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of the Company's internal controls. In 1998, the Audit Committee fulfilled its responsibilities in accordance with its charter. No member of the Audit Committee may be an officer or employee of the Company or any subsidiary. During 1998, the Audit Committee held four meetings.

Compensation Committee. The Compensation Committee, which consists of three directors, is responsible for establishing an executive compensation policy consistent with corporate objectives and stockholder interests. The Committee has responsibility for recommending to the Board levels of compensation for employee directors, including salaries as well as variable compensation, stock options and restricted stock. The Compensation Committee also administers grants under the Company's compensation plans. No member of the Committee may be an officer or employee of the Company or any subsidiary. During 1998, the Compensation Committee held ten meetings.


Corporate Governance Committee. The Corporate Governance Committee, which consists of two directors, is responsible for recommending to the Board nominees for election as directors, including nominees for election as directors at the annual meeting. The Committee also has responsibility for reviewing and making recommendations to the Board related to matters of corporate governance such as the practices, policies and procedures affecting directors and the Board's operations and effectiveness. No member of the Committee may be an officer or employee of the Company or any subsidiary. During 1998, the Corporate Governance Committee held four meetings.


Other Information. In August 1995 a purported stockholder derivative action was brought in the U.S. District Court in Columbus, Georgia, by one individual on behalf of the Company against the then current and certain former directors (including L. C. Duemling, E. B. du Pont, W. K. Reilly, H. R. Sharp, III, C. M. Vest and E. S. Woolard, Jr.). The civil suit, which seeks unspecified damages and other relief, alleges a breach of fiduciary duty related to the Company's response to a ruling by that court imposing a conditional fine of about $115 million on the Company in connection with its conduct of certain Benlate[r]50 DF fungicide litigation. That fine was vacated by the Eleventh Circuit Court of Appeals, and the case in which it was imposed was remanded to a different judge in the same District Court and has since settled. The derivative action remains pending.


                            1-ELECTION OF DIRECTORS

     The 12 nominees for election as directors are identified on pages 4 through
7. All nominees are now members of the Board of Directors. The Board knows of no reason why any nominee would be unable to serve as a director. If any nominee should for any reason become unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may designate following recommendation by the Corporate Governance Committee, or the Board may reduce the number of directors to eliminate the vacancy.

     The following material contains information concerning the nominees, including their recent employment, positions with the Company, other directorships, and age as of the date of the 1999 Annual Meeting.


[PHOTO OF    CURTIS J. CRAWFORD
 CURTIS J.
 CRAWFORD    Director since 1998           Chair, Corporate Governance Committee
 APPEARS     Age 51                                      Member, Audit Committee
 HERE]

Mr. Crawford is President and Chief Executive Officer of ZiLOG, Inc., a producer of application specific standard products in the semiconductor industry. From 1995 to January 1998, Mr. Crawford was group president, Microelectronics Group, Lucent Technologies, Inc., and also served as president, Intellectual Property Division, from October 1997. From 1993 to 1995, he was president of AT&T Microelectronics, a business unit of AT&T Corporation. Mr. Crawford is a director of ITT Industries, Inc., and ZiLOG, Inc.

[PHOTO OF              LOUISA C. DUEMLING
LOUISA C.
DUEMLING               Director since 1982                 Member, Environmental
APPEARS HERE]          Age 63                                   Policy Committee

Mrs. Duemling is a member of the board of governors of the Nature Conservancy and the board of trustees of the Chesapeake Bay Foundation.



[PHOTO OF              ARCHIE W. DUNHAM
ARCHIE W.
DUNHAM                 Director since 1996                 Member, Environmental
APPEARS HERE]          Age 60                                   Policy Committee

Mr. Dunham is President and Chief Executive Officer of Conoco Inc., an integrated, international energy company. He is a former executive vice president and senior vice president of DuPont, executive vice president-exploration production of Conoco and senior vice president of DuPont Polymers and DuPont Chemicals and Pigments. He is a director of Louisiana Pacific Corporation, Phelps Dodge Corporation, the American Petroleum Institute, the U.S.-Russia Business Council and the Greater Houston Partnership, a director and vice chairman of the National Petroleum Council and a director and chairman of the United States Energy Association. Mr. Dunham also serves on the board of trustees of the Memorial Hermann Healthcare System in Houston, the Houston Grand Opera, Houston Symphony, George Bush Presidential Library and the Smithsonian Institution.



[PHOTO OF              EDWARD B. du PONT
EDWARD B.
du PONT                Director since 1978               Member, Audit Committee
APPEARS HERE]          Age 65

Mr. du Pont was chairman of Atlantic Aviation Corporation, the principal business of which is the charter, completion, storage, operation and maintenance of aircraft. He serves as a director of Wilmington Trust Corporation, a trustee of Christiana Care Corporation and the University of Delaware, president and a trustee of Eleutherian Mills-Hagley Foundation, and vice president and a trustee of Longwood Foundation, Inc.



[PHOTO OF              CHARLES O. HOLLIDAY, JR.
CHARLES O.
HOLLIDAY, JR.          Director since 1997                     Member, Strategic
APPEARS HERE]          Age 51                                Direction Committee

Chairman and Chief Executive Officer, Mr. Holliday is a former president, executive vice president, president and chairman-DuPont Asia Pacific and senior vice president. He is a director of Analog Devices, Inc. and Pioneer Hi-Bred International, Inc. and a member of The Business Council and The Business Roundtable. Mr. Holliday also serves on the Chancellor's Advisory Council for Enhancement at the University of Tennessee and is a trustee of the Winterthur Museum and Gardens.

[PHOTO OF          LOIS D. JULIBER
LOIS D. JULIBER
APPEARS HERE]      Director since 1995             Chair, Compensation Committee
                   Age 50                  Member, Strategic Direction Committee

Ms. Juliber is Executive Vice President and Chief of Operations, Developed Markets, Colgate-Palmolive Company, the principal business of which is the production and marketing of consumer products. She formerly served as president, Colgate-Palmolive North America and chief technological officer of Colgate-Palmolive. Ms. Juliber is a member of the board of trustees of Wellesley College and the Brookdale Foundation.




[PHOTO OF          WILLIAM K. REILLY
WILLIAM K.
REILLY             Director since 1993     Chair, Environmental Policy Committee
APPEARS HERE]      Age 59                 Member, Corporate Governance Committee

Mr. Reilly is President and Chief Executive Officer of Aqua International Partners, L.P., which finances water supply and wastewater treatment in developing countries. He formerly served as administrator of the United States Environmental Protection Agency, the Payne visiting professor at the Institute for International Studies at Stanford University and president of World Wildlife Fund and The Conservation Foundation. Mr. Reilly is a director of Conoco Inc., Evergreen Holdings, Inc., and Royal Carribbean International and a trustee of The National Geographic Society, Presidio Trust and World Wildlife Fund. He also serves on the board of Yale University Corporation and is chairman of American Farmland Trust and the Environmental Education and Training Institute of North America.




[PHOTO OF          H. RODNEY SHARP, III
H. RODNEY
SHARP, III         Director since 1981                          Member,Audit and
APPEARS HERE]      Age 63                                Compensation Committees

Mr. Sharp is President of the Board of Trustees of Longwood Foundation, Inc., and a director of Wilmington Trust Corporation. He is a trustee of St. Augustine's College (Raleigh, North Carolina) and a trustee and director of Christiana Care Corporation. Mr. Sharp also serves as treasurer and a director of Planned Parenthood of Delaware and a director of First Call for Help, Inc., and the YMCA of Delaware.

[PHOTO OF          CHARLES M. VEST
CHARLES M. VEST
APPEARS HERE]      Director since 1993                    Chair, Audit Committee
                   Age 57

Mr. Vest is President of the Massachusetts Institute of Technology. He is a former provost and vice president of Academic Affairs and dean of Engineering of the University of Michigan. Mr. Vest is a director of International Business Machines Corporation, a fellow of the American Association for the Advancement of Science, and a member of the National Academy of Engineering and the President's Committee of Advisors on Science and Technology. He is vice chair of the Council on Competitiveness.



[PHOTO OF          GORO WATANABE
GORO WATANABE
APPEARS HERE]      Director since 1996                         Member, Audit and
                   Age 64                        Environmental Policy Committees

Mr. Watanabe is an Executive Vice President and a Representative Director of Mitsui & Co., Ltd., an international trading company headquartered in Tokyo, Japan. He formerly served as senior executive managing director of Mitsui & Co., Ltd. and president and chief executive officer of Mitsui & Co. (U.S.A.), Inc.



[PHOTO OF          SANFORD I. WEILL
SANFORD I. WEILL
APPEARS HERE]      Director since August 1998           Member, Compensation and
                   Age 66                         Strategic Direction Committees

Mr. Weill is Chairman and co-Chief Executive Officer of Citigroup Inc., a diversified financial services company. He formerly served as chairman and chief executive officer of Travelers Group. He is a director of AT&T Corporation and Citigroup Inc., and a member of The Business Council and The Business Roundtable. He also serves as chairman of the board of trustees of Carnegie Hall and chairman of the board of overseers of the Joan and Sanford I. Weill Medical College and Graduate School of Medical Sciences of Cornell University.



[PHOTO OF          EDGAR S. WOOLARD, JR.
EDGAR S.
WOOLARD, JR.       Director since 1983                          Chair, Strategic
APPEARS HERE]      Age 65                                    Direction Committee

Mr. Woolard served as chairman of the Board, chief executive officer, president and chief operating officer, vice chairman and executive vice president. He is chairman of the board of Conoco Inc., a director of Apple Computer, Inc., and Citigroup Inc. and a member of The Business Council. He also serves as a trustee of Protestant Episcopal Theological Seminary and the Winterthur Museum and Gardens.

                      Beneficial Ownership of Securities

Principal Stockholders. As of December 31, 1998, Wilmington Trust Corporation, Wilmington, Delaware, beneficially owned an aggregate of 75,717,172 shares of the Company's Common Stock, or 6.6% of such shares outstanding at the time. The shares held by Wilmington Trust are held of record for trust, estate, custody or agency accounts and at year-end included 14,167,867 shares held in the DuPont Flexitrust, a trust created by the Company to satisfy obligations of the Company under various employee benefit and compensation plans.

Directors and Executive Officers. Following is information concerning beneficial ownership of shares in DuPont for each director and nominee, executive officers named in the Summary Compensation Table on page 13 and for all directors and executive officers as a group as of December 31, 1998. Also included are shares of DuPont Common Stock granted in 1999 under the Variable Compensation Plan, restricted stock units granted under the Stock Performance Plan and shares resulting from option exercises for which delivery is deferred. Under rules of the Securities and Exchange Commission, "beneficial ownership" is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual's benefit.


                                        Amount and Nature of
                                        Beneficial Ownership
                               --------------------------------------
                                         (Number of Shares)

                                             Voting or
                                             Investment    Right to   Percent of
                                Direct(1)     Power(2)*   Acquire(3)    Class(4)
                               -----------  ------------ ------------ ----------
DuPont Common Stock

P. N. Barnevik ..............       3,500          --            --        --
C. J. Crawford ..............         856          --            --        --
L. C. Duemling ..............     156,891     1,137,053          --        --
A. W. Dunham(5) .............     123,886          --            --        --
E. B. du Pont(5) ............   1,468,782     7,972,189          --        0.8%
C. O. Holliday, Jr.(5) ......     105,341       235,300       442,058      --
L. D. Juliber ...............       4,644           600          --        --
J. A. Krol ..................     209,176       226,969     1,409,120      --
K. M. Landgraf ..............      30,152          --         195,167      --
S. J. Mobley ................      19,098          --         298,667      --
D. H. Reilley ...............      16,005          --         164,787      --
W. K. Reilly(5) .............       8,461          --            --        --
H. R. Sharp, III(5) .........     369,068     6,457,600          --        0.6%
E. J. Van Wely ..............      32,863          --          98,973      --
C. M. Vest ..................       4,827          --            --        --
G. Watanabe .................       1,500          --            --        --
S. I. Weill .................      15,702          --            --        --
E. S. Woolard, Jr.(5) .......     361,560       255,300     1,101,240      --
Directors and Executive
 Officers as a Group(5) .....   3,032,606    10,505,489     4,279,844      1.6%

(1) Reported in this column are shares held individually or jointly with others, or in the name of a bank, broker or nominee for the individual's account. Also included in this column are stock units credited under the Variable Compensation Plan, the Salary Deferral and Savings Restoration Plan and the DuPont Stock Accumulation and Deferred Compensation Plan for Directors, restricted stock units credited under the Stock Performance Plan and shares resulting from option exercises for which delivery is deferred.

(2) Reported in this column are other shares with respect to which directors and executive officers have or share voting or investment power, including shares directly owned by certain relatives with whom they are presumed to share voting and/or investment power.

(3) Reported in this column are shares which directors and executive officers have a right to acquire through the exercise of stock options granted under DuPont's stock option plans.

(4) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 0.5% of the outstanding shares of the class.

(5) A. W. Dunham, E. B. du Pont, W. K. Reilly, H. R. Sharp, III, and E. S. Woolard, Jr., own, directly or indirectly, 209,298, 1,000, 4,446, 20,000 and 12,350 shares, respectively, of Conoco Inc. Common Stock. A.W. Dunham has the right to acquire 2,450,870 shares of Conoco Inc. Common Stock through the exercise of stock options. Directors and Executive Officers as a Group own, directly or indirectly, or have the right to acquire, 2,698,064 shares of Conoco Inc. Common Stock. Directors and Executive Officers as a Group own directly 100 shares of DuPont Photomasks, Inc. Common Stock.

* Because they may be deemed to share, directly or indirectly, voting and/or investment power, E. B. du Pont and H. R. Sharp, III, are each listed as beneficial owners of the same 5,320,302 shares; E. B. du Pont and J. A. Krol are each listed as beneficial owners of the same 226,969 shares, and
     C. O. Holliday, Jr., and E. S. Woolard, Jr., are each listed as beneficial owners of the same 235,300 shares. These shares of DuPont Common Stock are reported only once in the total for directors and executive officers as a group.

Section 16(a) Beneficial Ownership Reporting Compliance. The Company's directors and executive officers are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of DuPont Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. During 1998, all such reports were filed on a timely basis.


            Compensation Committee Report on Executive Compensation


     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing policies and programs for executive officers and other employees who participate in the Company's Variable Compensation Plan and Stock Performance Plan. The Committee recommends to the Board of Directors specific individual compensation actions for employee directors.

     The Company's executive compensation policy is to attract, reward and retain management who will achieve the business objectives of the Company, and to provide competitive total annual compensation based on positions of equivalent responsibility within a self-constructed group of peer companies. Total annual compensation consists of salary and variable compensation. When determining variable compensation the Committee evaluates the Company's corporate performance and annual compensation against the peer group, which are the same companies included in the peer group index used in the stock performance graph shown on page 16. The policy also provides for competitive long-term compensation opportunity when compared with other major industrial companies, including many of those shown in the peer group index.

     The Committee believes in management maintaining a significant equity position in the Company. Stock ownership guidelines were established in 1997 to better align executive officers and other senior managers with the interests of stockholders and to encourage a long-term focus in managing the Company. Stock ownership guidelines vary from a minimum of five times base salary for the CEO to one and one-half times for Vice Presidents.

     Compensation for executive officers consists of several components: salary, variable compensation, stock options, and restricted stock.

Salary

     Consistent with the Company's policy, salaries are about the average of the peer group. Salary increases for executive officers are based on individual contribution and position relative to the average of the peer group. This is the same approach as used for other salaried employees.

Variable Compensation Plan

     The Variable Compensation Plan (VCP) provides approximately 8,500 DuPont employees, including executive officers, with total annual compensation that varies up or down based on the performance of the Company, the performance of their business unit and their individual contribution. Typically, 25% of variable compensation is paid in DuPont Common Stock, and senior management employees have the choice of receiving up to 100% in stock.

     As approved by stockholders, the VCP limits the annual maximum funding to 20% of consolidated net income after deducting 6% of net capital employed. Each year the Committee reviews operating results, excluding all nonrecurring items, in determining the overall limit on variable compensation. This ensures that the amount available for variable compensation fluctuates in relation to the Company's operating results.

     In determining VCP payments to participants for 1998, the Committee used a formula which consisted of equally weighted components of earnings per share
(EPS) versus the prior year and return on investors' capital (ROIC) versus the average of the peer group. The formula may be adjusted based on a subjective assessment of corporate financial performance compared with the peer group. For 1998 the Committee reviewed the Company's performance relative to the peer group's EPS, ROIC and total shareholder return.

     Variable compensation differentiation by business unit is based on underlying after-tax operating income and cash flow from operations versus each unit's financial commitment for the year. In addition, payments may be differentiated by business unit based on a subjective assessment of performance in such areas as work environment, people development, strategic staffing, safety, the environment, and specific unit objectives.

     In arriving at the level of payments for 1998, the Committee considered that 1998 EPS (excluding all nonrecurring items) were 86% of 1997 and ROIC was below the average of the peer group. Average business unit performance was 93% of commitment. The Committee approved average payments that were 78% of 1997 levels. Payments among businesses ranged from 51% to 149% of the average. The majority of business units received upward and downward adjustments for safety and environmental stewardship and for work environment, people development, and strategic staffing.

     Variable compensation payments for 1998 were 31% of the maximum amount available under the overall VCP limit. Over the past ten years, the Committee has approved payments on average of 53% of the maximum available.

Stock Performance Plan

     Stock options are granted to provide an incentive primarily for employees responsible for the growth and success of the Company. Stock option grants are also intended to encourage the ownership of DuPont stock and thereby further the identity of interests of optionees with those of the Company's stockholders. About 1,350 employees, including executive officers, key leaders in all global regions and middle management, received grants in 1998.

     The Committee has established stock option targets for each participating level of responsibility within the Company based on a survey conducted by Frederic W. Cook & Co., Inc., of 43 large industrial companies. The consulting firm's survey included ten of the peer group companies used for the total annual compensation and stock performance graph comparisons referenced above, as well as other publicly traded companies with multibillion dollar revenues. This broader group of companies, rather than the peer group, is used for determining long-term compensation because of the greater variability in value of long-term compensation plans. Corporate financial performance may be considered by the Committee in determining the number of stock options granted. Targets for DuPont are set to be near the median long-term incentive opportunity granted by the survey group.

     Stock options are typically granted annually. Individual grants may range from 50% to 150% of the target for each level of responsibility to reflect potential and individual performance including achievement of critical operating tasks in such areas as organizational capacity and strategic positioning. In addition to annual grants, special stock option grants are made to employees to recognize advancement to key senior management positions and to recognize significant achievements. Typically, annual grants are made at market price on the date of grant and, after they become exercisable over a multiyear vesting period, have value only if the price of DuPont Common Stock has increased to a value greater than at the grant date.

     A reload feature is available to accelerate management's achievement of the stock ownership guidelines. Participants are eligible for reload options upon the exercise of previously granted stock options with the condition that shares received from the exercise are held for at least two years. Reloads are granted as nonqualified stock options at fair market value and have a term equal to the remaining term of the original option. Reload options do not increase the combined number of shares and options held by the executive prior to the exercise.

     Restricted stock or stock units may also be granted under the Stock Performance Plan as a component of competitive long-term compensation. Grants are made very selectively to attract, retain or reward individuals in specific situations. Restricted stock is awarded to more closely align the interests of the recipient with the long-term success of the Company. Typically, restricted stock must be held for a period of at least three years.

Compensation for the Chief Executive Officer (CEO)

     The Compensation Committee uses the position of Executive Vice President as the benchmark tie to the peer group rather than that of CEO for determining the CEO's total annual compensation. This practice has been used to address concerns over the upward spiral of CEO pay and the widening divergence in CEO compensation compared to the average employee. Total annual compensation for the CEO remains about twice that of an Executive Vice President position.

     There were two CEOs in 1998: John A. Krol and Charles O. (Chad) Holliday,
Jr.

     Mr. Krol served as CEO through January 31, 1998 and retired as an employee of the Company on March 1, 1998. He continued to serve as Chairman of the Board of Directors until December 31, 1998. In recognition of his significant efforts in ensuring a successful transition in leadership, Mr. Krol received a salary associated with his service as CEO of $162,500 and a variable compensation award of $285,000, 100% of target for his position on a prorated basis.

         In November 1997 Mr. Holliday became President and CEO designate and on February 1, 1998 became CEO. In recognition of his substantially increased responsibility, the Committee approved a salary increase of 49% for Mr. Holliday, taking his salary to an annual rate of $1,000,000. To more closely align his overall compensation with the long-term success of the Company, Mr. Holliday also received a restricted stock grant of 20,000 shares with no vesting for five years.

         Mr. Holliday's variable compensation for 1998 was 100% of the target for the CEO position. Consistent with Company performance and with the grants awarded to other corporate employees his 1998 grant was about 75% of the 1997 variable compensation target for the CEO position. Mr. Holliday's 1998 grant was based on the increased responsibilities he assumed in November 1997 and February 1998, and is therefore 62% greater than his 1997 award, which was based on his role as an Executive Vice President for most of the year. Mr. Holliday in 1998 also received a stock option grant that was 100% of target for his position.

         The Compensation Committee's philosophy that CEO compensation should be directly related to successful development and execution of corporate strategic direction resulted in a rebalance of Mr. Holliday's compensation for 1999. Under Mr. Holliday's leadership, the Company has taken several important steps consistent with the strategic direction, including the successful initial public offering of Conoco Inc., the largest IPO in U.S. history, and the purchase of Merck's interest in The DuPont Merck Pharmaceutical Company.

         Consistent with the Committee's decision to rebalance his compensation program, Mr. Holliday will not receive a salary increase in 1999. He received a normal stock option grant of 300,000 options in February 1999. Additionally, he received a special grant of 700,000 premium options with a grant price of $75 per share versus a market price of $52.50 on date of grant. These options may not be exercised until three years after grant. This special premium option grant reinforces the Committee's philosophy that CEO compensation should be more directly related to the successful execution of the Company's strategic direction.


                                    * * * * *


         The federal tax laws impose requirements in order for compensation payable to the CEO and certain executive officers to be fully deductible. The Company has taken appropriate actions to preserve its income tax deduction.

         The Compensation Committee believes the executive compensation programs and practices described above are competitive. They are designed to provide increased compensation with improved financial results and provide additional opportunity for capital accumulation, but only if shareholder value is increased.

                                                       COMPENSATION COMMITTEE

                                                       Lois D. Juliber, Chair
                                                       H. Rodney Sharp, III
                                                       Sanford I. Weill

                    Compensation and Stock Option Information

     The following table shows information about the compensation of the Company's chief executive officers and five other highest paid executive officers. Two additional tables provide detailed information about these employees' stock options.

                           SUMMARY COMPENSATION TABLE

                                                                                                            Long-Term
                                                       Annual Compensation                                 Compensation
                                    ------------------------------------------------------- ----------------------------------------
                                                               Variable         Other       Restricted   Shares Under-     All Other
            Name and                                         Compensation       Annual        Stock      lying Options     Compensa-
       Principal Position           Year         Salary       (Bonus)(1)    Compensation(2)  Awards(3)    Granted(4)         tion(5)
       ------------------           ----        --------     ------------   ---------------  ---------   -------------    ----------
J. A. Krol                          1998(6)     $162,500       $ 285,000            --           --              --      $    7,313
         Chief Executive Officer    1997         975,000       2,100,000            --           --         898,222          29,250
                                    1996         900,000       1,500,000            --           --         206,000          27,000

C. O. Holliday, Jr.                 1998         972,663       1,700,000            --   $1,085,410         230,000          28,360
         Chief Executive Officer    1997         526,400       1,050,000      $481,498           --         517,859          15,792
                                    1996         472,000         710,000       597,319           --          68,000          14,160

A. W. Dunham                        1998(7)      717,900       1,083,000        29,946           --         142,000          50,577
         Executive Vice President   1997         667,500       1,450,000            --           --         290,376          39,950
         President & CEO, Conoco    1996         600,000       1,020,000            --           --         210,000          36,000

K. M. Landgraf                      1998         510,400         625,000            --      162,811          68,300          15,252
         Executive Vice President   1997         466,400         710,000            --           --         196,400          13,992
                                    1996          36,700(8)           --            --           --          24,000(8)        1,101

E. J. Van Wely                      1998         564,300(9)      543,000(9)     81,336           --          55,650              --
         Senior Vice President      1997         464,600         482,000            --           --         114,190              --
                                    1996         458,900         423,000            --           --          40,000              --

D. H. Reilley                       1998         336,900         368,000            --      196,331          31,900           9,838
         Senior Vice President      1997         240,840         264,000            --           --          79,100           7,017
                                    1996         220,880         237,000            --           --          25,400           6,630

S. J. Mobley                        1998         371,200         328,000            --           --          35,600          11,103
         Senior Vice President      1997         338,050         386,000            --           --          91,200          10,023
                                    1996         322,400         324,000            --           --          34,000           9,670

-----------

(1)  On average, about 25% of variable compensation is paid in DuPont Common
     Stock.

(2) For 1997 and 1996, respectively, includes $166,500 and $469,234 for C. O. Holliday, Jr. for reimbursement of taxes in excess of those that would have been incurred in his base country; and for 1997 and 1996, respectively, includes $307,790 and $120,285 for C. O. Holliday, Jr. in foreign housing allowances and other customary payments for expenses related to overseas assignments. For 1998, includes $81,336 for E. J. Van Wely in foreign housing allowances and other customary payments for expenses related to overseas assignments. Also includes $29,946 for A. W. Dunham for reimbursement for the payment of taxes.

(3) Reflects value as of December 31, 1998, at closing price for DuPont Common Stock of $53.0625, of restricted stock grants awarded under DuPont Stock Performance Plan with vesting periods of at least three years. C. O. Holliday, Jr. received 20,000 restricted stock units in February 1998 at a grant price of $58.7813 per share. K. M. Landgraf received 3,000 restricted stock units in February 1998 at a grant price of $59.375 per share. D. H. Reilley received 3,700 restricted stock units in December 1998 at a grant price of $52.7813 per share.

(4) For E. J. Van Wely, includes reload options of 23,150. See Notes 1 and 2 of the Option Grants Table and Note 1 of the Aggregated 1998 Option Exercises/Year-End 1998 Option Values Table for more detail on the reload feature, which is also described in the Compensation Committee Report on Executive Compensation at page 11.

(5) The Company's matching contributions made pursuant to the Company's savings and thrift plans, including the following amounts credited under the related savings restoration plan in 1998: $6,113 for J. A. Krol; $23,560 for C. O. Holliday, Jr.; $41,077 for A. W. Dunham; $10,452 for K. M. Landgraf; $5,038 for D. H. Reilley; and $6,303 for S. J. Mobley.

(6)  J. A. Krol retired from the Company on March 1, 1998.

(7) A. W. Dunham ceased being an executive officer of the Company effective October 30, 1998 in connection with the initial public offering of Conoco Inc. The options to purchase DuPont Common Stock reflected in this table for A. W. Dunham were replaced with options on Conoco Inc. Common Stock in October 1998.

(8) K. M. Landgraf became a DuPont employee and received an option grant when he was appointed a Senior Vice President effective December 1, 1996.

(9) E. J. Van Wely's salary and variable compensation are calculated in accordance with the compensation structure used by DuPont's European operations.


                           OPTION GRANTS TABLE

                                                                                Potential Realizable Value at
                                                                                  Assumed Annual Rates of
                                                                                  Stock Price Appreciation
                         Individual Option Grants in 1998(1)(2)                       for Option Term(4)
                         --------------------------------------            ----------------------------------------

                         Number of    Percent
                          Shares      of Total
                        Underlying    Options             Expira-
                          Options     Granted  Exercise    tion
Name                      Granted     in 1998  Price(3)    Date               0%          5%(5)            10%(6)
                         --------     -------  --------   ------           -------    -----------       -----------
J. A. Krol(7)...........        0       0         0             0             0                 0                 0
C. O. Holliday, Jr......  230,000       3.97%   $59.50    2/03/08             0       $ 8,602,000       $21,827,000
A. W. Dunham(8).......... 142,000       2.45     59.50    2/03/08             0         5,310,800        13,475,800
K. M. Landgraf..........   68,300       1.18     59.50    2/03/08             0         2,554,420         6,481,670
E. J. Van Wely..........   32,500       0.56     59.50    2/03/08             0         1,215,500         3,084,250
                           23,150       0.40     82.09    1/28/07             0         1,004,856         2,449,416
D. H. Reilley...........   31,900       0.55     59.50    2/03/08             0         1,193,060         3,027,310
S. J. Mobley............   35,600       0.61     59.50    2/03/08             0         1,331,440         3,378,440

------------


All Stockholders'
 Gains.......... increase in market value of DuPont
                   Common Stock at assumed rates of
                   stock price appreciation(5)           $43,113,303,587   $109,397,125,947
All Optionees'
 Gains.......... as a percent of all stockholders'
                   gains(6)                                         0.50%              0.50%


(1) Stock options are exercisable beginning one to three years from date of grant and have a term of ten years. The closing price of DuPont Common Stock on the NYSE-Composite Transactions Tape must be at least 120% of the option price for a period of five consecutive trading days for the options to be exercisable.

(2) Shares shown in italics are subject to reload options which were granted when a previously granted option was exercised. These reload options have not increased the combined number of shares and options held by the executive prior to exercise. The reload feature was added in 1997 to accelerate stock ownership by executives. The shares of DuPont Common Stock received upon exercise of the original stock option must be held for at least two years. Reload options are granted at fair market value on the date of exercise of the original option, have a term equal to the remaining term of the original option, and are exercisable six months from date of reload grant.

(3) The exercise price is the average of the high and low prices of DuPont Common Stock as reported on the NYSE-Composite Transactions Tape on the date of grant.

(4) Represents total appreciation over the exercise price at the assumed annual appreciation rates of 0%, 5% and 10% compounded annually for the term of the option.

(5) Calculated from the $59.50 exercise price applicable to most options granted under the Stock Performance Plan in 1998 based on the 1,152,762,128 shares outstanding on the February 4, 1998 grant date for those options.

(6) Represents potential realizable value for all options granted under the Stock Performance Plan in 1998 as compared to the increase in market value of DuPont Common Stock at assumed rates of stock price appreciation. Potential realizable value for all such options granted in 1998 is calculated from the $59.50 exercise price applicable to most options granted in 1998 under the Plan.

(7)  J. A. Krol retired from the Company on March 1, 1998.

(8) A. W. Dunham ceased being an executive officer of the Company effective October 30, 1998 in connection with the initial public offering of Conoco Inc. The options to purchase DuPont Common Stock reflected in this table for A. W. Dunham were replaced with options on Conoco Inc. Common Stock in October 1998.

       AGGREGATED 1998 OPTION EXERCISES/YEAR-END 1998 OPTION VALUES TABLE


                                                     Shares Underlying         Value of Unexercised
                                Option              Unexercised Options        In-the-Money Options
                           Exercises in 1998        Held at Dec. 31, 1998     Held at Dec. 31, 1998(2)
                         ---------------------   --------------------------  ---------------------------
                         Shares
                       Underlying     Value
Name                     Options   Realized(1)   Exercisable  Unexercisable  Exercisable   Unexercisable
----                     -------   -----------   -----------  -------------  -----------   -------------
J. A. Krol(3)..........   87,378   $ 3,786,295     1,057,620       351,500   $12,960,379   $   163,969
C. O. Holliday, Jr.....        -             -       273,791       521,600     1,387,817        51,525
A. W. Dunham(4)........        -             -             -             -             -             -
K. M. Landgraf.........        -             -        98,200       190,500       184,238        41,738
E. J. Van Wely.........   36,200     1,071,292        51,940        81,700           113        20,363
D. H. Reilley..........    7,694       470,063       121,204        77,850     2,092,715        18,534
S. J. Mobley...........    9,800       366,888       241,200        81,200     5,164,100        25,650

-------------------

(1) Represents the pre-tax gain, which is the difference between the market value of the shares on the date of exercise of the options and the exercise price. The reload feature prohibits distribution of all gains, as described in the Compensation Committee Report on Executive Compensation at page 11 and Note 2 of the Option Grants Table. The gains after taxes are converted to shares of DuPont Common Stock that may not be sold or transferred for at least two years. 100% of gains for E. J. Van Wely resulted from the reload feature.

(2) Represents the closing price for DuPont Common Stock on December 31, 1998 of $53.0625 less the exercise price for all outstanding exercisable and unexercisable options for which the exercise price is less than such closing price. Exercisable options have been held at least one year from the date of grant (or six months in the case of reload options) and have met applicable stock price hurdles. Unexercisable options have either not met the applicable vesting requirements or have not met the applicable price hurdles.

(3)  J. A. Krol retired from the Company on March 1, 1998.

(4) A. W. Dunham ceased being an executive officer of the Company effective October 30, 1998 in connection with the initial public offering of Conoco Inc. A. W. Dunham's outstanding options to purchase DuPont Common Stock were replaced with options on Conoco Inc. Common Stock in October 1998.



                         Stock Performance Information

     The following graph presents the cumulative, five-year total return for DuPont Common Stock compared with the S&P 500 Stock Index and a peer group of companies. DuPont has used this peer group for several years to compare compensation for senior management, and seven of the twelve companies are direct competitors. The peer group companies are: AlliedSignal, Amoco, Dow Chemical, Eastman Kodak, Exxon, Ford Motor, General Electric, International Business Machines, Minnesota Mining and Manufacturing, Monsanto, Union Carbide and Xerox.


                           [LINE GRAPH APPEARS HERE]


                1993      1994       1995        1996        1997      1998

Dupont          $100    $120.1     $154.3      $213.5      $278.3    $251.3
S&P 500          100     101.3      139.4       171.4       228.5     293.8
Peer Froup       100     105.5      141.5       189.7       251.3     352.5


     The graph assumes that the value of the investment in DuPont Common Stock, the S&P 500 Stock Index and the peer group of companies each was $100 on December 31, 1993 and that all dividends were reinvested. The peer group is weighted by market capitalization.

                              Retirement Benefits

     Retirement benefits for DuPont employees under the DuPont Pension and Retirement Plan are based on an employee's years of service and average monthly pay during the employee's three highest-paid years. "Average monthly pay" for this purpose includes regular compensation and 100% of annual variable compensation payments, but excludes other bonuses and compensation in excess of limits imposed by the Internal Revenue Code. The Internal Revenue Code limits the amount of annual benefits which may be payable from the pension trust. Retirement benefits provided under the pension plan in excess of these limitations are paid from the Company's general revenues under separate, nonfunded pension restoration plans.

                                        Estimated Annual Retirement
 Salary and                             Benefits Based on Service of
  Variable                   -------------------------------------------------
Compensation                  30 Years     35 Years     40 Years     45 Years
------------                 ----------   ----------   ----------   ----------
$  550,000  ...............  $  240,000   $  281,000   $  322,000   $  363,000
 1,090,000  ...............     483,000      564,000      646,000      728,000
 1,630,000  ...............     726,000      848,000      970,000    1,092,000
 2,170,000  ...............     969,000    1,131,000    1,294,000    1,457,000
 2,710,000  ...............   1,212,000    1,415,000    1,618,000    1,821,000
 3,250,000  ...............   1,455,000    1,698,000    1,942,000    2,186,000


     The above table illustrates the straight life annuity amounts payable under the DuPont Pension and Retirement Plan and pension restoration plans to DuPont employees retiring at age 65 in 1999. As of normal retirement age (65), the years of service credited for retirement benefits for active DuPont employees named in the Summary Compensation Table on page 13 would be as follows: 43 years for C. O. Holliday, Jr., 31 years for K. M. Landgraf, 44 years for E. J. Van Wely, 44 years for D. H. Reilley and 38 years for S. J. Mobley. J. A. Krol retired March 1, 1998, with about 34 years of service. A. W. Dunham ceased being an executive officer of the Company on October 30, 1998 in connection with the initial public offering of Conoco Inc.

                   2-RATIFICATION OF INDEPENDENT ACCOUNTANTS

     Article III, Section 5, of the Bylaws provides that it shall be the duty of the Audit Committee to employ, subject to stockholder ratification at each annual meeting, independent accountants to audit the books of account, accounting procedures and financial statements of the Company for the year and to perform such other duties as prescribed from time to time by the Audit Committee. On April 29, 1998, the stockholders ratified the appointment by the Audit Committee of PricewaterhouseCoopers LLP to perform the functions assigned to it in accordance with the Bylaws.

     PricewaterhouseCoopers LLP has served as independent accountants of the Company continuously since 1954. It is believed that its knowledge of the Company's business gained through this period of service is most valuable. Partners and employees of the firm who work on the Company's account are periodically changed, thus giving the Company the benefit of new thinking and approaches in the audit area.

     During 1998, PricewaterhouseCoopers LLP audited the Company's annual consolidated financial statements and those of a significant majority of its subsidiaries, reviewed financial information in filings with the Securities and Exchange Commission and other regulatory agencies, audited employee benefit plans and provided various other services. Worldwide fees for all services provided by PricewaterhouseCoopers LLP totaled $31 million for the year, of which $6.6 million was for the annual audit of the Company's consolidated financial statements and those of its subsidiaries.

     Subject to ratification by the holders of DuPont Common Stock, the Audit Committee has reemployed PricewaterhouseCoopers LLP as independent accountants to perform an examination of the Company's consolidated financial statements for the year 1999 and to render other services as required of them.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will have an opportunity to address the meeting and respond to appropriate questions.

     The Board of Directors recommends that you vote "FOR" the following resolution:

     Resolved: That the action of the Audit Committee in employing PricewaterhouseCoopers LLP as independent accountants for the year 1999 to perform the functions assigned to them in accordance with Article III,
     Section 5, of the Bylaws of E. I. du Pont de Nemours and Company hereby is ratified.

     3--STOCKHOLDER PROPOSAL ON ANNUAL MEETING LOCATION

     Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington D.C., owner of 300 shares of DuPont Common Stock, has given notice that she will introduce the following resolution and statement in support thereof:

     Resolved: That the stockholders of DuPont recommend that the Directors take the necessary steps to rotate the annual meeting each year to different parts of the country where DuPont has plant locations and/or large concentrations of stockholders.


                            Stockholder's Statement


     REASONS: Many companies rotate their annual meetings each year to various locations including IBM, Xerox, General Electric, U.S. West, Lockheed Martin, United Technologies, Time Warner and many, many others.

     Stockholders in other parts of the country should also have the opportunity to meet management and directors. The many problems the Company faces makes maximum attendance by outside independent stockholders most desirable.

     If you AGREE, please mark your proxy FOR this resolution.


                       Position of the Board of Directors

        The Board of Directors recommends that you vote "AGAINST" this proposal.

     The Board recognizes that while no one location will be convenient for everyone, Wilmington, Delaware is centrally located between New York and Washington, D.C. where many Company stockholders reside and can be conveniently reached by car, train, or plane. Approximately 14,000 recordholders of the Company's Common Stock live in Delaware.

     The Company continues to seek to control costs in reasonable ways, including minimizing the cost of the Annual Meeting. Holding the meeting in Wilmington, Delaware, the Company's headquarters, is less expensive than rotating the meeting site to other cities where the Company would incur higher costs for the facility, leasing of equipment, transportation and other items.

     The Board will continue to review the location of the Annual Meeting from time to time and, at some point, may decide to hold a meeting in some other location. However, at this time, the Board believes that it is in the best interest of the stockholders to hold the Annual Meeting in Wilmington, Delaware.

                4--STOCKHOLDER PROPOSAL ON EXECUTIVE COMPENSATION

     The International Brotherhood of DuPont Workers, P.O. Box 16333, Louisville, Kentucky, owner of 60 shares of DuPont Common Stock, has given notice that it will introduce the following resolution and statement in support thereof:

     Resolved: That the stockholders of E. I. du Pont de Nemours and Company, assembled in annual meeting and by proxy, hereby request that the Board of Directors consider the following nonbinding proposal: To implement a plan that would limit the total annual cash compensation of the executive officers of DuPont so that this compensation would be increased each year by an amount not greater than that of the increase in the consumer price index for the preceding year.

                            Stockholder's Statement

     This proposal was included in the 1998 proxy statement and received the support of 18.5% of the stockholders who voted. The reasons for the proposal remain as valid as ever.

     This is a difficult time for this Company. Profits have declined dramatically. Yet despite this performance, we can expect the executive officers of DuPont to receive extraordinarily generous grants of stock options as well as salary increases. And why wouldn't this be the expected result? That is what has happened in the past.

     Consider: Mr. Krol's cash compensation increased by 77 percent from 1995 to 1997. Mr. Holliday's cash compensation increased by 33 percent in just one year, from 1996 to 1997.

     These increases do not count the value of the options they were awarded. In 1997 alone, Mr. Krol received options that DuPont valued at between $9.4 million and $47.6 million. The options received by Mr. Holliday in 1997 are valued at between $10.8 million and $34.7 million.

     The justification for these increases can be stated in the following way.

     If it was a profitable year for the Company, then it was a result of the leadership they provided.

     If it was not a profitable year for the Company, then this was a result of forces outside their control and only as a result of their leadership can we expect a return to profitability.

     In either event, the results are the same. They should receive our thanks and be handsomely rewarded.

     Yet for the past decade, wage roll employees have received a yearly wage increase that has averaged less than 3 percent - an amount below that of the increase in the consumer price index. Moreover, since January 1, 1997, they have paid 50 percent of all health care cost increases.

     Favorable action on this proposal would bring the percentage increase in
                                                       ----------
executive officer cash compensation more in line with that provided to wage roll employees. Incentive for superior performance would still be present in the form of stock options. Making this change would bring some sense of equity and fairness to the issue of executive compensation and would be applauded by the employees of DuPont as well as the general public. This would serve DuPont well, given its global stature and its increasing prominence in the marketplace.

     If you AGREE, please mark your proxy FOR this resolution.

                       Position of the Board of Directors

    The Board of Directors recommends that you vote "AGAINST" this proposal.

     DuPont must continue to attract, retain and motivate talented employees at all levels of responsibility so that the Company can successfully grow its businesses and increase shareholder value. The Company's policy is to pay competitively for all positions. DuPont competes at each site for locally hired employees, while the competition for most technical, managerial and business leadership positions is primarily on a national or global basis. Executive compensation policies and programs are described in the Compensation Committee's report beginning on page 9.

     As early as 1990, to address concerns over the upward spiral of CEO compensation, DuPont established CEO pay by setting it relative to pay for senior positions below CEO rather than tying it to that of other CEOs. The practice that DuPont initiated results in the CEO being conservatively compensated compared to CEOs at other major companies. In addition, a significant portion of compensation - up to 65% - is "at risk," fluctuating based on performance against measurable commitments. Thus, over a 10-year period, annual CEO compensation increased in four years, decreased in five years and remained constant in one year, principally due to swings in the Company's financial performance.

     In the Board's judgment, the current executive compensation policy approved by the Compensation Committee has the flexibility to attract, retain and motivate creative and committed business leaders who will meet the challenges of a demanding global marketplace.

                 5--STOCKHOLDER PROPOSAL ON COMMITTEE MEMBERSHIP

     The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington, D.C., owner of 90 shares of DuPont Common Stock, has given notice that it will introduce the following resolution and statement in support thereof:

     Resolved: that the shareholders urge that the board of directors adopt a policy that no board member shall serve on the Compensation Committee if he or she is not an independent director. For these purposes, the board should adopt the following definition of independence to mean a director who: . has not been employed by the Company or an affiliate in an executive capacity;

     . is not a member of a corporation or firm that is one of the Company's paid advisers or consultants;
     .    is not employed by a significant customer or supplier to the Company;
     . has no personal services contract with the Company or one of its affiliates;
     . is not part of an interlocking directorate in which the CEO or other executive officer of the Company serves on the board of another corporation that employs the director;
     . and does not have any personal, financial and/or professional relationships with the CEO or other executive officer that would interfere with the exercise of independent judgment by such director.

                            Stockholder's Statement

     The purpose of this proposal is to incorporate within the Compensation Committee a standard of independence that will permit objective decision making on compensation issues at E. I. du Pont de Nemours and Company ("DuPont"). While DuPont does require that directors meet a minimal standard of independence to serve on the committee, this standard is not sufficient to ensure that a director is free of relationships that could diminish his or her independent judgement.

     Shareholders would be best served if members of the Committee are truly independent. This is especially important in light of the large compensation packages awarded to executive officers of DuPont.

     For the above reasons, we urge a vote FOR this resolution.


                       Position of the Board of Directors

    The Board of Directors recommends that you vote "AGAINST" this proposal.

     The Board of Directors fully agrees that decisions concerning the compensation of executive officers should be made by a committee of independent directors. The Board believes that each of the members of its Compensation Committee is independent. Each member of the Board's Compensation Committee meets the requirements for independence set forth in rules of both the Securities and Exchange Commission and the Internal Revenue Service. The Company routinely reviews the extent of any relationships between the Company and individual directors or entities with which they are affiliated.

     In the Board's judgment, the standards of independence suggested by the proposal are unduly restrictive when applied to large complex businesses such as the Company's and would deprive the Committee of expert independent judgment. By comparison, the SEC and IRS rules referred to above take into account that customary commercial transactions in the ordinary course of business do not interfere with a director's ability to exercise independent judgment.

     The Board believes that the intent of the proposal has been met and, if adopted, the proposal would unreasonably exclude a broad range of current and future directors from service on the Compensation Committee.


                  6--STOCKHOLDER PROPOSAL ON BOARD COMPOSITION

     Thomas T. Gniewek, Jr. of 123 Norwood Drive, Camden, Tennessee 38320, owner of 1,334 shares of DuPont Common Stock, has given notice that he will introduce the following resolution and statement in support thereof:

     WHEREAS shareholders believe that our board of directors needs to be more representative of shareholders and reflect a diverse workforce and population so our company can remain competitive and,

     Recently the Investor Responsibility Research Center reported inclusiveness at senior management and board levels was only 9% within Fortune 500 companies.

     If we are to successfully compete in the increasingly diverse global marketplace of the future, we must select the best people regardless of race, gender, religion, or physical challenge.

     We believe a more diverse board with its wider range of prespectives would improve the quality of corporate decisionmaking. We request our corporation to enlarge its search for qualified board members including minorities and women.

     The recent proxy of W. R. Grace states their Board... "recognizes that its composition should reflect the global nature of the company's operation and the diversity of its workforce. The Board also recognizes that it is in a unique position to 'set the tone at the top' and to demonstrate its belief that diversity makes good business sense."

     Though DuPont has two women and one African American on its board, we do believe this is inadequate to provide the necessary diversity for DuPont to effectively compete in the future.

     We request that the Board promptly takes steps to include additional minorities and women candidates for nominations to the Board starting in 1999 and thereafter.

     THEREFORE, BE IT RESOLVED that the shareholders request:

     The Board issue a policy publicly committing the company to a more diverse board, a program of steps, and the timeline to move further in that direction.

     The Board make available in annual report starting in 1999 summarizing efforts to encourage and increase the diversification of:

     . our Board of Directors
     . our Board search firms
     . all Board of Directors committees.

                            Stockholder's Statement

     Strong support for this proxy was shown at the 1998 annual meeting when 8.4% of 55,706 voting stockholders cast their ballots for the proxy, 91.6% against.

     Responding to stockholder questions Chairman Krol said the company has no quotas for increasing diversity of rank and file employees. Mr. Krol explained that the company has set its "own targets internally" and is "ahead of the curve" in meeting these targets.

     Subsequent to the meeting it was learned that the "target" is to reduce the percentage of white males on the payroll while increasing that of minorities and women with a "target" percentage to be met by 2005. Employees have been so notified.

     Yet the Board opposes this proxy which in effect requests that the board be held to the same standards and "targets" as all other employees. Mr. Krol also said all individual Board members unanimously voted their shares against this proxy. This position of the Board collectively and individually is inconsistent with its stated policy and is unfair to other employees.

     The proxy respectfully requests the Board "...'to set the tone at the top' and to demonstrate its belief that diversity makes good business sense." This is a worthy "target."

     By voting in favor, stockholders can help meet this target. Individual Board members can set an example by voting in favor.

     Please vote for this proxy.

                       Position of the Board of Directors

     The Board of Directors recommends that you vote "AGAINST" this proposal.

     DuPont shares a commitment to diversity in the composition of the Board of Directors. For nearly 25 years, the Board has included an African American man, and one or more women. More recently, the Board has also included a European and an Asian.

     The Company believes that its Board should be composed of individuals who bring varied perspectives, enriched by diverse backgrounds and experiences, to bear on issues facing the Company. When the nominating committee reviews potential nominees, its practice is to consider a wide range of criteria which will vary over time, depending on the needs of the Board. A key objective is to identify candidates uniquely qualified to add a valuable perspective. The committee evaluates thoroughly all potential candidates, including white women, African Americans and other people of color. Through the Proxy Statement, the Company has been regularly reporting to stockholders on the diverse makeup of the Board and its committees.

     The composition of the Board is evidence of the effectiveness of existing selection procedures and the Company's sustained commitment to Board diversity for more than two decades. Therefore, the Board believes that the objectives of the proposal are already being met.

                                 OTHER MATTERS

     The Board of Directors knows of no other proposals that may properly be presented for consideration at the meeting but, if other matters do properly come before the meeting, the persons named in the proxy will vote your shares according to their best judgment.

                          [RECYCLE LOGO APPEARS HERE]

                           Printed on Recycled Paper
                            (10% postconsumer waste)

 P   [LOGO OF DUPONT
 R    APPEARS HERE]    PROXY / VOTING INSTRUCTION CARD
 O                    E.I. DUPONT DE NEMOURS AND COMPANY
 X        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
 Y

     The undersigned hereby appoints C.J. Crawford, C.O. Holliday, Jr., and C.M. Vest, or any of them, each with power of substitution, as proxies for the undersigned to vote all shares of Common Stock of said Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Aril 28, 1999, and any adjournments thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies heretofore given.

     As described on page 1 of the proxy statement, this proxy also provides voting instructions for shares held for the account of the undersigned in the employee savings and stock ownership plans. A trustee for these plans will vote these shares as directed provided your voting instruction is received by April 22, 1999. A trustee for the employee savings plans may vote in its discretion all shares held in these plans for which no voting instructions are received. Shares held through the Conoco Employee Stock Ownership Plan will be voted for you only if you give voting instructions. Other shares owned by you will be voted only if you sign and return a proxy card, vote by internet or telephone, or attend the meeting and vote by ballot.

     On matters for which you do not specify a choice, your shares will be voted in accordance with the recommendation of the Board of Directors.


                                               (Change of Address/Comments)
Nominees for the Election of Directors are:
                                             ----------------------------------
1. C.J. Crawford       7. W.K. Reilly
2. L.C. Duemling       8. H.R. Sharp         ----------------------------------
3. A.W. Dunham         9. C.M. Vest
4. E.B. du Pont       10. G. Watanabe        ----------------------------------
5. C.O. Holliday, Jr. 11. S.I. Weill
6. L.D. Juliber       12. E.S. Woolard, Jr.  ----------------------------------
                                             (If you have written in the above
                                             space, please mark the corresponding
                                             box on the reverse side of this card)

  Your shares will not be voted unless you vote by internet or telephone as described on the reverse side, or sign and return this card.
--------------------------------------------------------------------------------
      FOLD AND DETACH HERE --IF YOU ARE RETURNING YOU PROXY CARD BY MAIL

                           E.I. DU PONT DE NEMOURS
                                  AND COMPANY

                        ANNUAL MEETING OF STOCKHOLDERS

                                April 28, 1999
                                  10:30 a.m.

                             The Playhouse Theatre
                               DuPont Building
                              1007 Market Street
                             Wilmington, Delaware

    Please mark your                                                    |
[X] votes as in this                                                    |
    example.                                                            |
                                                                        +-----
    When properly executed this proxy will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposals 3 through 6.

-------------------------------------------------------------------------------
    The Board of Directors recommends a vote "FOR" Board proposals 1 and 2.
--------------------------------------------------------------------------------
                FOR     WITHHELD                     FOR    AGAINST    ABSTAIN
1.Election of   [_]       [_]     2.ON INDEPENDENT   [_]      [_]        [_]
  Directors.                        ACCOUNTANTS
  (see reverse)

To withhold authority to vote for any nominee, specify name below:

---------------------------------

-------------------------------------------------------------------------------
                   The Board of Directors recommends a vote
                "AGAINST" the following stockholder proposals.
-------------------------------------------------------------------------------
                                        FOR     AGAINST    ABSTAIN
3.On Annual Meeting Location            [_]       [_]        [_]

4.On Executive Compensation             [_]       [_]        [_]

5.On Committee Membership               [_]       [_]        [_]

6. On Board Composition                 [_]       [_]        [_]

                                                       Send Annual
                                                       Meeting Ticket      [_]

                                                       Discontinue Annual
                                                       Report Mailings for
                                                       this Account        [_]

                                                       Change of
                                                       Address/Comments    [_]

SIGNATURE(S)_________________________________ DATE______________
When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signor is a corporation, sign the full corporate name by duly authorized officer.
--------------------------------------------------------------------------------
     FOLD AND DETACH HERE -- IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL




                         VOTE BY INTERNET OR TELEPHONE

Quick & Easy --24 hours a day, 7 days a week

DuPont encourages stockholders to take advantage of two cost-effective and convenient alternatives to vote your shares --by Internet or telephone.

      Log onto the Internet and type:http://www.vote-by-net.com

        * Have your proxy card ready and follow the simple instructions

        * You will be able to elect to receive future mailings via the Internet.

      On a touch-tone phone, call toll-free 1-800-652-8683 (outside the US and Canada, call 201-324-0377) and you will hear these instructions:

        * Enter the last four digits of your social security number; and

        * Enter the control number from the box just below the perforation on the proxy card.

        * You will then have two options:
          OPTION 1: to vote as the Board of Directors recommends for all proposals: or
          OPTION 2: to vote on each proposal separately.

        * Your vote will be repeated to you and you will be asked to confirm it.

Internet or telephone voting provides the same authorization to vote your shares as if you marked, signed, dated and returned the proxy/voting instruction card. If you vote by Internet or telephone, please do not mail your proxy card.

                             THANK YOU FOR VOTING